Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces First Quarter 2019 Results

-       Total Revenues Grew 23% YoY     -

-       Same Store Revenues Grew 5.8% YoY     -

New York, NY (May 7, 2019) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multifamily apartment communities, announced today its financial results for the quarter ended March 31, 2019.

First Quarter Highlights

•	Total revenues grew 23% to $51.5 million for the quarter, from $41.9 million in the prior year period.

•	Net loss attributable to common stockholders for the first quarter of 2019 was ($0.53) per share, as compared to ($0.40) per share in the prior year period. Net loss attributable to common stockholders includes non-cash items, including depreciation and amortization expense, of $0.74 per share in the first quarter of 2019 compared to $0.59 per share for the prior year period.

•	Property Net Operating Income (“NOI”) grew 29% to $27.1 million, from $21.0 million in the prior year period.

•	Same store revenue and NOI increased 5.8% and 9.0% respectively, as compared to the prior year period.

•	Core funds from operations attributable to common shares and units (“CFFO”) increased 3% to $6.3 million, from $6.1 million in the prior year period. CFFO per share was $0.20 for the first quarter as compared to $0.20 in the prior year period.

•	Paid quarterly common stock dividend of $0.1625, an 81% payout ratio on a CFFO basis.

•	Consolidated real estate investments, at cost, were approximately $1.8 billion.

•	Completed 273 value-add unit upgrades during the quarter achieving a 26.3% ROI.

•	Invested $7.8 million to buy out the noncontrolling interest in one asset and invested $8.6 million in senior and mezzanine loans for a redevelopment property.

•	Repurchased 505,797 shares of common stock during the first quarter at an average price of $10.01 per share, for a total cost of approximately $5.1 million.

“We are pleased to deliver another strong quarter of operating results, further validating our investment thesis of owning highly amenitized apartment communities in knowledge economy growth markets,” said Ramin Kamfar, Company Chairman and CEO. “Property NOI is up over 29% and same store NOI is up 9.0% over the prior year. These results demonstrate the continued success of our strategic initiatives and the ability to realize attractive returns on our value-add unit renovation investments. With a robust pipeline of opportunities, we remain committed to our investment strategy and are optimistic about our outlook.”

Financial Results

Net loss attributable to common stockholders for the first quarter of 2019 was $12.1 million, compared to $9.4 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $17.2 million or $0.74 per share in the first quarter of 2019 compared to $14.2 million or $0.59 per share for the prior year period.

CFFO for the first quarter of 2019 was $6.3 million, or $0.20 per diluted share, compared to $6.1 million, or $0.20 per diluted share, in the prior year period. CFFO adds back non-cash, non-operating expenses such as accretion on the Company’s Series B preferred stock. CFFO was primarily driven by growth in property NOI of $6.1 million and interest income of $0.6 million arising from significant investment activity. This was primarily offset by a year-over-year increase in interest expense of $4.0 million, general and administrative expenses of $0.3 million, and preferred stock dividends of $2.1 million.

Total Portfolio Performance

$ In thousands, except average rental rates	1Q19	1Q18	Variance
Total Revenues (1)	$51,466	$41,871	22.9%
Property Operating Expenses	$18,602	$15,658	18.8%
NOI	$27,088	$21,017	28.9%
Operating Margin	59.3%	57.3%	200	bps
Occupancy Percentage	93.9%	93.5%	40	bps
Average Rental Rate	$1,299	$1,227	5.9%

(1) Including interest income from related parties

For the first quarter of 2019, property revenues increased by 24.6% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $27.1 million, an increase of $6.1 million, or 28.9%, compared to the same period in the prior year. Property operating expenses were up primarily due to the increased size of the portfolio.

Property NOI margins expanded by 200 basis points to 59.3% of revenue for the quarter, compared to 57.3% of revenue in the prior year quarter.

Same Store Portfolio Performance

$ In thousands, except average rental rates	1Q19	1Q18	Variance
Revenues	$38,725	$36,612	5.8%
Property Operating Expenses	$15,854	$15,628	1.4%
NOI	$22,871	$20,984	9.0%
Operating Margin	59.1%	57.3%	180	bps
Occupancy Percentage	93.9%	93.5%	40	bps
Average Rental Rate	$1,290	$1,225	5.3%

The Company’s same store portfolio for the quarter ended March 31, 2019 included 28 properties. For the first quarter of 2019, same store NOI was $22.9 million, an increase of $1.9 million, or 9.0%, compared to the same period in the prior year. Same store property revenues increased by 5.8% compared to the same prior year period, primarily attributable to a 5.3% increase in average rental rates, as well as average occupancy increasing 40 basis points to 93.9%. Same store expenses increased $0.23 million, primarily due to $0.11 million increase in trash, cable and landscaping, $0.06 million of additional real estate taxes due to higher valuations by municipalities, and $0.05 million increase in insurance.

Renovation Activity

The Company completed 273 value-add unit upgrades during the first quarter achieving a 26.3% rent premium.

Since inception within the existing portfolio, the Company has completed 1,939 value-add unit upgrades at an average cost of $4,902 per unit and achieved an average monthly rental rate increase of $108 per unit, equating to a 26.3% ROI on all unit upgrades leased as of March 31, 2019. The Company has identified approximately 4,550 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations. The Company expects to complete between 900 and 1,200 unit renovations in 2019.

Acquisition Activity

On January 23, 2019, the Company provided a $7.8 million senior loan and a $0.8 million mezzanine loan for a multifamily property undergoing redevelopment.

On January 29, 2019, the Company invested approximately $7.8 million to increase its ownership interest from 85% to 100% in its ARIUM Pine Lakes property.

Balance Sheet

During the first quarter, the Company raised gross proceeds of approximately $44.0 million through the issuance of 43,955 shares of Series B preferred stock with associated warrants at $1,000 per unit.

As of March 31, 2019, the Company had $24.3 million of unrestricted cash on its balance sheet, approximately $54.4 million available among its revolving and term credit facilities, and $1.3 billion of debt outstanding.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly dividend for the first quarter of 2019 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of March 25, 2019, which was paid in cash on April 5, 2019. A portion of each dividend may constitute a return of capital for tax purposes.

The Board of Directors authorized, and the Company declared a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the first quarter of 2019, in the amount of $0.515625 per share. In addition, the Company declared a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the first quarter of 2019, in the amount of $0.4765625 per share. Further, the Company declared a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the first quarter of 2019, in the amount of $0.4453125 per share. The dividends were payable to the stockholders of record on March 25, 2019, and were paid on April 5, 2019.

On April 12, 2019, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of April 25, 2019, which was paid in cash on May 3, 2019, and as of May 24, 2019 and June 25, 2019 which will be paid in cash on June 5, 2019, and July 5, 2019, respectively.

2019 Guidance

The Company is reaffirming its prior guidance. Based on the Company’s current outlook and market conditions, the Company anticipates 2019 CFFO in the range of $0.80 to $0.84 per share. For additional guidance details underlying earnings guidance, please see page 30 of Company’s First Quarter 2019 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com).

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Tuesday, May 7, 2019 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until July 7, 2019 at http://services.choruscall.com/links/brg190507.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10130647.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2019, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred investments as of March 31, 2019:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)	% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	100%	$1,311	97%
ARIUM Glenridge	Atlanta, GA	480	1990	90%	1,215	95%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,394	94%
ARIUM Gulfshore	Naples, FL	368	2016	100%	1,325	95%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,401	97%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,382	94%
ARIUM Palms	Orlando, FL	252	2008	100%	1,315	94%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	100%	1,287	94%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,532	94%
Ashford Belmar	Lakewood, CO	512	1988/1993	85%	1,607	92%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,122	94%
Citrus Tower	Orlando, FL	336	2006	97%	1,292	94%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,778	93%
James on South First	Austin, TX	250	2016	90%	1,244	93%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	1,014	91%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,444	95%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,206	92%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,485	92%
Outlook at Greystone	Birmingham, AL	300	2007	100%	954	94%
Park & Kingston	Charlotte, NC	168	2015	100%	1,294	98%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,393	92%
Preston View	Morrisville, NC	382	2000	100%	1,121	94%
Roswell City Walk	Roswell, GA	320	2015	98%	1,526	98%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,354	97%
Sorrel	Frisco, TX	352	2015	95%	1,279	85%
Sovereign	Fort Worth, TX	322	2015	95%	1,365	93%
The Brodie	Austin, TX	324	2001	93%	1,247	94%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,411	94%
The Mills	Greenville, SC	304	2013	100%	1,037	96%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,412	97%
Veranda at Centerfield	Houston, TX	400	1999	93%	947	90%
Villages of Cypress Creek	Houston, TX	384	2001	80%	1,129	96%
Wesley Village	Charlotte, NC	301	2010	100%	1,371	95%
Consolidated Operating Properties Subtotal/Average		11,286			$1,299	94%

Mezzanine/Preferred Investments	Location	Planned Number of Units	Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340	$1,733	(2)
Alexan Southside Place	Houston, TX	270	2,012
Arlo	Charlotte, NC	286	1,507
Cade Boca Raton	Boca Raton, FL	90	2,549
Domain at The One Forty	Garland, TX	299	1,469
Flagler Village	Fort Lauderdale, FL	385	2,352
Helios	Atlanta, GA	282	1,436	(2)
Leigh House	Raleigh, NC	245	1,271
North Creek Apartments	Leander, TX	259	1,358
Novel Perimeter	Atlanta, GA	320	1,749
Riverside Apartments	Austin, TX	222	1,408
The Park at Chapel Hill	Chapel Hill, NC	*	*
Vickers Historic Roswell	Roswell, GA	79	3,176
Wayforth at Concord	Concord, NC	150	1,707
Whetstone Apartments	Durham, NC	204	1,278	(2)
Mezzanine and Preferred Investments Subtotal/Average		3,431	$1,704

Portfolio Properties Total/Average		14,717	$1,393

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended March 31, 2019.

(3) Percent occupied is calculated as (i) the number of units occupied as of March 31, 2019, divided by (ii) total number of units, expressed as a percentage.

* The development is in the planning phase; project specifications are in process.

Consolidated Statement of Operations

For the Three Months Ended March 31, 2019 and 2018

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenues
Rental and other property revenues	$45,690	$36,675
Interest income from related parties	5,776	5,196
Total revenues	51,466	41,871
Expenses
Property operating	18,602	15,658
Property management fees	1,215	992
General and administrative	5,627	4,669
Acquisition and pursuit costs	58	43
Weather-related losses, net	—	168
Depreciation and amortization	17,230	15,640
Total expenses	42,732	37,170
Operating income	8,734	4,701
Other income (expense)
Preferred returns on unconsolidated real estate joint ventures	2,289	2,461
Gain on sale of non-depreciable real estate investments	679	—
Interest expense, net	(16,067)	(10,117)
Total other expense	(13,099)	(7,656)
Net loss	(4,365)	(2,955)
Preferred stock dividends	(10,384)	(8,248)
Preferred stock accretion	(1,887)	(1,112)
Net loss attributable to noncontrolling interests
Operating partnership units	(4,051)	(2,675)
Partially owned properties	(492)	(215)
Net loss attributable to noncontrolling interests	(4,543)	(2,890)
Net loss attributable to common stockholders	$(12,093)	$(9,425)

Net loss per common share - Basic	$(0.53)	$(0.40)

Net loss per common share – Diluted	$(0.53)	$(0.40)

Weighted average basic common shares outstanding	23,123,616	24,143,382
Weighted average diluted common shares outstanding	23,123,616	24,143,382

Consolidated Balance Sheets

First Quarter 2019

(Unaudited and dollars in thousands except for share and per share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Net Real Estate Investments
Land	$200,114	$200,385
Buildings and improvements	1,548,167	1,546,244
Furniture, fixtures and equipment	58,422	55,050
Construction in progress	659	989
Total Gross Real Estate Investments	1,807,362	1,802,668
Accumulated depreciation	(124,605)	(108,911)
Total Net Real Estate Investments	1,682,757	1,693,757
Cash and cash equivalents	24,337	24,775
Restricted cash	22,659	27,469
Notes and accrued interest receivable from related parties	174,068	164,084
Due from affiliates	3,123	2,854
Accounts receivable, prepaids and other assets	12,332	14,395
Preferred equity investments and investments in unconsolidated real estate joint ventures	93,728	89,033
In-place lease intangible assets, net	443	1,768
Total Assets	$2,013,447	$2,018,135

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,204,905	$1,206,136
Revolving credit facilities	78,000	82,209
Accounts payable	1,215	1,486
Other accrued liabilities	25,444	31,690
Due to affiliates	798	726
Distributions payable	12,317	12,073
Total Liabilities	1,322,679	1,334,320
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,721,460 shares issued and outstanding as of March 31, 2019 and December 31, 2018	139,698	139,545
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 349,423 and 306,009 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	311,555	272,842
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,323,750 shares issued and outstanding as of March 31, 2019 and December 31, 2018	56,545	56,485
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 229,900,000 shares authorized; no shares issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 shares issued and outstanding as of March 31, 2019 and December 31, 2018	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 22,861,084 and 23,322,211 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	228	233
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1	1
Additional paid-in-capital	300,407	307,938
Distributions in excess of cumulative earnings	(234,363)	(218,531)
Total Stockholders’ Equity	134,978	158,346
Noncontrolling Interests
Operating partnership units	21,143	27,613
Partially owned properties	26,849	28,984
Total Noncontrolling Interests	47,992	56,597
Total Equity	182,970	214,943
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,013,447	$2,018,135

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and core funds from operations (“CFFO) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as stock compensation expense, acquisition expenses, unrealized gains and losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), non-cash interest, one-time weather-related costs, gain or losses on sales of non-depreciable real estate property, and preferred stock accretion. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired four operating properties and four properties held through preferred equity or mezzanine loan investments subsequent to March 31, 2018. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO and CFFO to net loss, the most directly comparable GAAP financial measure, for the three months ended March 31, 2019 and 2018 (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2019	2018
Net loss attributable to common shares	$(12,093)	$(9,425)
Add back: Net loss attributable to operating partnership units	(4,051)	(2,675)
Net loss attributable to common shares and units	(16,144)	(12,100)
Common stockholders and operating partnership units pro-rata share of:
Real estate depreciation and amortization (1)	16,142	14,831
FFO Attributable to Common Shares and Units	(2)	2,731
Common stockholders and operating partnership units pro-rata share of:
Acquisition and pursuit costs	58	43
Non-cash interest expense	775	461
Unrealized loss on derivatives	1,635	—
Weather-related losses, net	—	165
Non-real estate depreciation and amortization	86	64
Gain on sale of non-depreciable real estate investments	(679)	—
Shareholder activism	338	—
Non-cash preferred returns on unconsolidated real estate joint ventures	(212)	(231)
Non-cash equity compensation	2,391	1,780
Preferred stock accretion	1,887	1,112
CFFO Attributable to Common Shares and Units	$6,277	$6,125

Per Share and Unit Information:
FFO Attributable to Common Shares and Units - diluted	$(0.00)	$0.09
CFFO Attributable to Common Shares and Units - diluted	$0.20	$0.20

Weighted average common shares and units outstanding - diluted	30,885,006	30,995,775

(1)	The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests – partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income (loss), computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net loss attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended
	March 31,
	2019	2018
Net loss attributable to common stockholders	$(12,093)	$(9,425)
Net loss income attributable to noncontrolling interests	(4,543)	(2,890)
Preferred stock dividends	10,384	8,248
Preferred stock accretion	1,887	1,112
Interest expense, net	16,067	10,117
Depreciation and amortization	17,144	15,576
EBITDAre	$28,846	$22,738
Acquisition and pursuit costs	58	43
Non-real estate depreciation and amortization	86	64
Weather-related losses, net	-	168
Gain on sale of non-depreciable real estate investments	(679)	—
Shareholder activism	338	—
Non-cash equity compensation	2,391	1,780
Non-cash preferred returns on unconsolidated real estate joint ventures	(212)	(231)
Adjusted EBITDAre	$30,828	$24,562

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended
	March 31,
	2019	2018
Net loss attributable to common shares	$(12,093)	$(9,425)
Add back: Net loss attributable to operating partnership units	(4,051)	(2,675)
Net loss attributable to common shares and units	(16,144)	(12,100)
Add common stockholders and operating partnership units pro-rata share of:
Depreciation and amortization	16,142	14,831
Non-real estate depreciation and amortization	86	64
Non-cash interest expense	775	461
Unrealized loss on derivatives	1,635	—
Property management fees	1,148	939
Acquisition and pursuit costs	58	43
Corporate operating expenses	5,554	4,669
Weather-related losses, net	—	165
Preferred dividends	10,384	8,248
Preferred stock accretion	1,887	1,112
Less common stockholders and operating partnership units pro-rata share of:
Preferred returns on unconsolidated real estate joint ventures	2,289	2,461
Interest income from related parties	5,776	5,196
Gain on sale of non-depreciable real estate investments	679	—
Pro-rata share of properties’ income	12,781	10,775
Add:
Noncontrolling interest pro-rata share of partially owned property income	729	607
Total property income	13,510	11,382
Add:
Interest expense	13,578	9,635
Net operating income	27,088	21,017
Less:
Non-same store net operating income	4,217	33
Same store net operating income (1)	$22,871	$20,984

(1) Same store portfolio for the three months ended March 31, 2019 consists of 28 properties, which represent 9,608 units.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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